Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk / Jenifer Kirtland (415) 896-6820 dsherk@evcgroup.com jkirtland@evcgroup.com	EVC Group, Inc. Steve DiMattia (646) 201-5431 cgale@evcgroup.com

ANGIODYNAMICS IMPLEMENTS LEADERSHIP DEVELOPMENT PLAN
AND REPORTS PRELIMINARY FISCAL SECOND QUARTER FINANCIAL RESULTS

QUEENSBURY, N.Y. December 3, 2008 — AngioDynamics, Inc. (NASDAQ: ANGO), a leading provider of innovative medical devices used by interventional radiologists and surgeons for the minimally invasive treatment of cancer and peripheral vascular disease, today announced the implementation of a leadership development plan.  The plan combines succession planning with senior management team expansion in order to fully capitalize on the Company’s numerous growth opportunities and maximize the potential for shareholder returns.  In addition, the plan is designed to develop an orderly leadership succession program while maintaining the company’s strong momentum.

“With the significant growth that our company has experienced over the past two years,  and the increased potential for more significant growth ahead of us, I believe the time is right to further develop the breadth and depth of  AngioDynamics’ leadership team,” said Eamonn P. Hobbs, President and CEO.  “My managerial strengths and interests are entrepreneurial in nature, and we have reached a point with the continued growth of our three business divisions, and with the enormous and immediate opportunity of IRE (irreversible electroporation), where we need to expand our senior management team.  A key element of the expansion plan is a search to identify a true world class candidate to become president and chief executive officer of AngioDynamics.  Under this element of the plan, I will actively participate in the search and, once we bring the successful candidate on board, will become Vice Chairman of the Board of Directors.  Under this new role, I will continue my long-term dedication to AngioDynamics by focusing my efforts on maximizing the potential of our emerging IRE technology within the medical community, as well as on other potential strategic initiatives.  I look forward to working with the successful candidate during the leadership expansion and transition process.  I also eagerly look forward to building awareness within the global medical community, as well as among our shareholders and the general public of the potential of our IRE technology as well as the NanoKnife™ system.  Recently, NanoKnife was used to treat patients afflicted with cancer other than prostate and I’m excited about being able to turn the administrative and operational responsibilities of our company over to a seasoned and proven leader while I focus on the IRE opportunity,” Mr. Hobbs concluded.

“Eamonn has led AngioDynamics for some 20 years, and the plan we are announcing today is one of the many examples of his unwavering and continued dedication to the growth and success of the company,” added Vincent Bucci, Chairman of the Board of Directors.  “We have retained a leading executive search firm to work with the Board in identifying and recruiting the right candidate to lead our company into the future.  Our leadership development plan also incorporates our on-going search for a senior management team member to lead our oncology/surgery business unit, and we expect to shortly announce the appointment of a senior management team member to lead our regulatory, quality and clinical efforts.  The Board remains very confident of the company’s prospects both short- and long-term, and we look forward to working with Eamonn in his new role.  We are also very confident in the future potential that IRE has for the company and the medical community.  Our development plan reflects the Board’s belief that IRE could significantly enhance shareholder returns in the near future if we provide appropriate resources and leadership to the program,” Mr. Bucci concluded.

Preliminary Fiscal Second Quarter Results
The Company currently expects net sales for the fiscal second quarter to be approximately $48.5 million, which would represent an increase of approximately 17% over fiscal second quarter 2008 net sales of $41.5 million.  Earnings per share for the second fiscal quarter are expected to be approximately $0.11 to $0.12.  The Company expects to release financial results for the fiscal second quarter after the close of the financial markets on January 6, 2009, and will host an investment community conference call on the same day.

About AngioDynamics
AngioDynamics, Inc. is a leading provider of innovative medical devices used by interventional radiologists, surgeons, and other physicians for the minimally invasive treatment of cancer and peripheral vascular disease. The Company's diverse product line includes market-leading radiofrequency ablation and irreversible electroporation resection systems, vascular access products, angiographic products and accessories, dialysis products, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as "expects,” “reaffirms” "intends," "anticipates," "plans," "believes," "seeks," "estimates," or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties.  Investors are cautioned that actual events or results may differ from the Company's expectations.  Factors that may affect the actual results achieved by the Company include, without limitation, the ability of the Company to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of the Company to execute its leadership development plan and to integrate the purchased Diomed businesses as well as the risk factors listed from time to time in the SEC filings of AngioDynamics, Inc., including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2008.  The Company does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the Food and Drug Administration (“FDA”) for use in the surgical ablation of soft tissue. This document may discuss the use of the NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.”

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